Exhibit 99.1

Constitution Mining Completes Purchase of 50% Interest in Gold Sands Project

Lima, Peru - November 2, 2009 - Constitution Mining Corp. (CMIN.OB) announces the Company has paid US$750,000 and will issue 2,500,000 shares of common stock to exercise the second option to acquire an additional 25 percent interest in the mineral rights for 382 square kilometers (147.5 square miles) of mining properties in the developing Gold Sands district of northeastern Peru, increasing the Company’s interest in the mineral rights from 25 percent to 50 percent.

The Company previously entered into a Mineral Rights Option Agreement, dated September 29, 2008, as amended May 12, 2009, with Temasek Investments Inc. (“Temasek”), a company incorporated under the laws of Panama.  Pursuant to the Mineral Rights Option Agreement, the Company acquired four separate options from Temasek, each providing for the acquisition of a twenty-five percent interest in certain mineral rights in certain properties in Peru.  Pursuant to the Mineral Rights Option Agreement, the exercise of all four options would result in the Company’s acquisition of one hundred percent of the mineral rights.

The parties have also agreed to amend the option to acquire the third 25 percent of the mineral rights under the Mineral Rights Option Agreement, as fully described in the Company’s current Form 8-K filing.  The Company maintains the right to exercise the final option to purchase the final 25 percent of the Mineral Rights, taking its interest in the project to 100 percent, based on the terms previously disclosed.

Constitution Mining Chairman, Dr. Michael Stocker commented “As we continue to explore and advance the Gold Sands project, we believe that we are well positioned to develop long-term value for our shareholders.  The Gold Sands district holds great promise and we intend to capitalize on that potential.”

About Constitution Mining Corp.

Our goal is to locate a commercially viable gold deposit and continuously increase the amount of gold underlying each of our outstanding shares.  To build such value, we are focusing on the rapidly developing Gold Sands region of Peru, where we have optioned 382 square kilometers (147.5 square miles) of mining properties - the largest such block in the district.

The Gold Sands of Peru were laid down by eons of alluvial erosion.  For millions of years, the waters of the Santiago and the Maranon rivers have been carving their way through the gold-rich mountain canyons of the Andes, carrying off vast amounts of gold and depositing much of the treasure in loose gravels and sands - Gold Sands - below the Manseriche gorge in Northeastern Peru.  There the rivers reach a broad flood plain, slow to a crawl and release their cargo.

Historical drilling and sampling data from more than 500 test holes in the “Discovery Area” located on Constitution Mining's properties indicates the presence of significant alluvial gold in the region.  We have designed programs to confirm the accuracy of this historical data with the intent of capturing the profit potential of the area by applying recently enhanced mining technologies that are especially well suited to low-density, near-surface deposits.  These green-mining technologies are energy-efficient and environmentally friendly -- features that support their profitable use.  The implementation of these programs will require the company to secure additional financing.

For further details, please see today’s current Form 8-K filing.

Further information about Constitution Mining Corp may be found at www.ConstitutionMining.com.

On behalf of the Board:

Gary Artmont - CEO
Constitution Mining Corp.

Investor Inquiries:

Toll Free: 888-475-0070
Direct Dial: 646-755-3352
Email: Info@ConstitutionMining.com

Disclaimer

This release contains forward-looking statements that are based on the beliefs of Constitution Mining Corp. management and reflect Constitution Mining Corp. current expectations as contemplated under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements.  Such statements reflect the current views of Constitution Mining Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements.  The information contained in this press release is historical in nature, has not been updated, and is current only to the date indicated in this press release.  This information may no longer be accurate and therefore you should not rely on the information contained in this press release.  To the extent permitted by law, Constitution Mining Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission.